AMENDMENT NO. 1

TO AMENDED AND RESTATED BYLAWS

OF

NUTRASTAR INTERNTIONAL INC.

The Amended and Restated Bylaws (the “Bylaws”) of Nutrastar International Inc. (the “Company”) are hereby amended as follows:

Section 3.9 of the Bylaws is hereby amended in its entirety to read as follows:

“Section 3.9. Special Meetings. Special meetings of the Board of Directors may be called by the Chief Executive Officer or President on oral or written notice to each director, given either personally, by telephone, by telegram, by mail, by facsimile or by e- mail at least twenty-four hours prior to the time of the meeting. Special meetings shall be called by the Chief Executive Officer, President or the Secretary in like manner and on like notice on the written request of any director. Except as may be otherwise expressly provided by law, the Articles of Incorporation or these Amended and Restated Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need to be specified in a notice or waiver of notice.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of November 14, 2016

CERTIFICATION

I, the undersigned Secretary of the Company, hereby certify that this Amendment No. 1 to the Bylaws of the Company was duly adopted by the Board of Directors of the Company on November 14, 2016.

Dated: November 14, 2016	By: /s/ Y. Tristan Kuo
Name: Y. Tristan Kuo
Title: Secretary